Exhibit 99.1

bread financial

Bread Financial reports first quarter 2024 results

COLUMBUS, Ohio, April 25, 2024 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the first quarter ended March 31, 2024.

($ in millions, except per share amounts)	**First quarter 2024**	
	Total company	**Continuing operations**
Net income	**$134**	**$135**
Earnings per diluted share	**$2.70**	**$2.73**

$18.5B	$991MM	12.6%	$45.96
1Q24 Average loans	**1Q24 Revenue**	**Common equity tier 1 capital ratio**	**Tangible book value per share**

- Relative to the first quarter of 2023:
  - Average credit card and other loans decreased 4%, due both to the sale of the BJ's Wholesale Club portfolio in 1Q23 as well as our ongoing strategic credit tightening, partially offset by growth from new partners.
  - Revenue decreased $298 million, or 23%, while net income decreased $321 million, or 71%, as 1Q23 benefited from the BJ's gain on sale and related reserve release.
    - Excluding the gain on sale, PPNR of $509 million was down $6 million, nearly flat.
  - Common equity tier 1 (CET1) capital ratio increased 80 basis points.
  - Tangible book value per share increased $7.52, or 20%.
- First quarter delinquency rate was 6.2% and net loss rate was 8.5%.
- Completed $11 million of share repurchases, representing 293,000 shares at an average price per share of $37.54.
- Upsized senior unsecured notes offering to $900 million in January 2024; reduced parent-level debt by $100 million.
- Grew direct-to-consumer deposits to $7 billion at quarter-end.

CEO COMMENTARY

"Our financial resilience was evident in the first quarter of 2024 as we generated net income of $134 million, driven by a strong risk-adjusted loan yield which contemplates higher credit losses as a result of the challenging macroeconomic environment. We continued to strengthen our balance sheet, including opportunistically extending our senior debt maturities and reducing parent-level debt by $100 million. Additionally, we increased our tangible book value by 20% year-over-year to $45.96, while our common equity tier 1 capital ratio increased 80 basis points year-over-year to 12.6%. We are focused on responsibly managing our capital and maintaining our financial flexibility given macroeconomic and regulatory uncertainties.

"Consumer spending continues to moderate given persistent inflation and higher interest rates. We observed a continued reduction in discretionary and big ticket spending in the first quarter with consumers focusing on non-discretionary purchases. Although consumers increased the frequency of shopping in-store and online, average transaction value decreased on those non-discretionary purchases. First quarter loan growth was further impacted by our proactive credit tightening initiatives as we remain disciplined with credit risk management given economic pressures that affect consumer spending and payment capacity.

"During the quarter we made meaningful progress in the implementation of our mitigation strategy in response to the CFPB's final rule on credit card late fees. Some of the early mitigating actions underway reflect various pricing changes such as increased APRs and statement fees, among others. We are deeply engaged with our brand partners regarding these and other mitigation plans. Collectively, these actions along with our future mitigation strategies, as well as the diversification of our products and industry verticals, and our improved credit profile over the past five years, better position Bread Financial to adapt to the rule change. We continue to expect the financial impact of the late fee rule will lessen over time as our mitigation actions mature. We are also closely monitoring the ongoing litigation related to the rule, but will continue to execute on our mitigation strategy given the uncertainty surrounding the timing and outcome.

"Our seasoned leadership team remains focused on generating strong returns through prudent capital and risk management, reflecting our unwavering commitment to drive sustainable, profitable growth and build long-term value for our stakeholders."

- Ralph Andretta, president and chief executive officer

Bread Financial | April 25, 2024 1

Bread Financial | April 25, 2024 2 "Our first quarter financial results reflect our focus on responsible risk management and strong, durable profit margins with a double-digit risk-adjusted loan yield despite a higher loss rate in the quarter. As a result of our ongoing discipline, expenses decreased 12% year-over- year and PPNR was nearly flat when excluding the BJ's gain on sale from the prior year. As expected, first quarter net interest margin decreased sequentially reflecting higher reversals of interest and fees due to an increase in gross credit losses in the quarter, as well as typical seasonal pressure in the first half of each year. "Credit sales and loan growth were impacted by the sale of the BJ's portfolio in early 2023, our continued responsible tightening of underwriting and credit lines, as well as a moderation in consumer spending given ongoing consumer payment pressures and the resumption of student loan payments. "Growth in direct-to-consumer deposits increased 24% versus the first quarter of 2023 to $7 billion. Our direct-to-consumer deposits now represent 36% of total funding, up from 28% a year ago. Additionally, we reduced our parent-level unsecured debt by $100 million, increased our regulatory capital levels, and completed a portion of our $30 million authorized share repurchase plan in the quarter. "From a credit perspective, our first quarter 2024 results were consistent with our expectations, with the delinquency rate beginning to show signs of stability. We expect our net loss rate to peak in the second quarter of 2024 at around 9%, with May being the high point for the year driven by continued consumer payment pressures and reduced loan growth. "Our reserve rate increased from 12.0% in the fourth quarter of 2023 to 12.4%, near the 12.3% reported in the third quarter of 2023, as seasonally higher transactor balances from the fourth quarter were paid down in the first quarter. We will maintain conservative economic scenario weightings in our credit reserve modeling and believe our loan loss reserve provides an appropriate margin of protection in this challenging macroeconomic environment. "We have been actively implementing our CFPB late fee mitigation plans intended to limit the financial impact of the final rule on our business. As a result of our initiatives and clarity on the specifics of the final rule, we are now better positioned from a mitigation perspective than a quarter ago when we provided a preliminary estimate of the impact. Given the progress in discussions with our brand partners regarding customer pricing actions and the timing for implementing such actions, we now assign higher levels of confidence to our actions and the corresponding mitigation offsets. Because of the timeframe required for certain of our actions to roll through our existing portfolio, we expect the net impact of the rule to lessen over time. Our current actions, together with underwriting adjustments, changes in brand partner program economics, and continued product diversification strategies, will affect various components of our loan portfolio including pricing, size, and credit quality beyond 2024. "We remain pleased with our ability to drive consistently strong financial results despite the challenging macroeconomic environment." - Perry Beberman, executive vice president and chief financial officer 2024 full year outlook Our 2024 outlook now factors in the potential impacts of the CFPB late fee rule based on a May 14 effective date, acknowledging uncertainty surrounding the timing and outcome of the ongoing litigation. • "Our 2024 outlook reflects slower sales growth as a result of ongoing strategic credit tightening and continued moderation in consumer spending, both of which are pressuring loan and revenue growth and the net loss rate. In addition, our 2024 outlook assumes multiple interest rate decreases by the Federal Reserve, which will pressure total net interest income. • Average loan growth: "Based on our current economic outlook, CFPB late fee rule impacts, ongoing strategic credit tightening actions, higher gross credit losses, and visibility into our pipeline, we expect 2024 average credit card and other loans to be down low-single digits relative to 2023. • Total revenue: "Total revenue growth for 2024, excluding gains on portfolio sales, is anticipated to be down in the mid- to high-teen range as a result of the impact of the CFPB late fee rule, net of mitigation actions, as well as higher reversals of interest and fees due to expected higher gross credit losses, among other previously disclosed headwinds. Assuming a May 14 effective date, the rule is expected to reduce fourth quarter total revenue in the mid-teen range on an isolated basis relative to the fourth quarter of 2023, net of mitigation actions. This reflects an improvement from our previously disclosed estimated impact. We continue to expect the financial impact of the late fee rule will lessen over time as our mitigation actions mature. • Total expenses: "As a result of efficiencies gained from ongoing investments in technology modernization and digital advancement, along with disciplined expense management, we expect expenses to be down low- to mid-single digits relative to 2023, inclusive of additional CFPB late fee rule expenses. • Net loss rate: "We expect a net loss rate in the low 8% range for 2024. We are projecting a lower loss rate in the second half of 2024 versus the first as a result of the strategic credit actions we have taken and an assumed gradual modest improvement in economic conditions throughout the year. • Effective tax rate: "We expect our full year normalized effective tax rate to be in the range of 27% to 30%, given the CFPB late fee rule change, with quarter-over-quarter variability due to the timing of certain discrete items." CFO COMMENTARY

Key operating and financial metrics


Credit sales
$7.4B
-18%
$6.0B
1Q23
1Q24


Revenue
$1,289MM
-23%
$991MM
1Q23
1Q24


PPNR*
$230MM
$515MM
-32%
$509MM
-1%
1Q23
1Q24
Gain on portfolio sale

Credit metrics


Delinquency rate
5.7%
+50 bps
6.2%
1Q23
1Q24
Net loss rate
7.0%
+150 bps
8.5%
1Q23
1Q24

Diluted EPS


Total company
$9.08
$2.70
1Q23
1Q24
Continuing ops.(1)
$9.08
$2.73
1Q23
1Q24

Continuing operations[(1)]

($ in millions, except per share amounts)	Quarter ended March 31, 2024	Quarter ended March 31, 2023	% Change
Total net interest and non-interest income ("Revenue")	$ 991	$ 1,289	(23)
Net principal losses	*$ 394*	*$ 342*	*15*
Reserve release	*$ (73)*	*$ (235)*	*(69)*
Provision for credit losses	$ 321	$ 107	nm
Total non-interest expenses	$ 482	$ 544	(12)
Income from continuing operations before income taxes	$ 188	$ 638	(70)
Income from continuing operations	**$ 135**	**$ 455**	**(70)**
Income from continuing operations per diluted share	$ 2.73	$ 9.08	(70)
Weighted average shares outstanding – diluted	49.7	50.1	
Pretax pre-provision earnings (PPNR)*	$ 509	$ 745	(32)
Less: Gain on portfolio sale	$ —	$ (230)	nm
PPNR less gain on portfolio sale*	$ 509	$ 515	(1)

(1) Excludes amounts associated with our former LoyaltyOne segment and our former Epsilon segment which previously have been disclosed as discontinued operations and classified accordingly.

* *PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Note: Starting with 3Q22 through 2Q23, the Delinquency and Net loss rates were impacted by the transition of our credit card processing services in June 2022.

nm – Not meaningful, denoting a variance of 100 percent or more.

Bread Financial | April 25, 2024 3

Bread Financial | April 25, 2024 4 First quarter 2024 compared with first quarter 2023 – continuing operations • Credit sales were $6.0 billion for the first quarter of 2024, a decrease of approximately $1.3 billion, or 18%, reflecting the sale of the BJ's portfolio in late February 2023, ongoing strategic credit tightening, and moderating consumer spending, partially offset by new partner growth. • Average and end-of-period credit card and other loans were $18.5 billion and $18.2 billion, respectively, down 4% and up 1%, respectively. The decrease was driven by the decline in credit sales and contributing factors noted above. • Revenue decreased $298 million, or 23%, driven by the benefit from the BJ's gain on sale in the prior year, lower net late fee revenue, and higher interest expense. • Total non-interest expenses decreased $62 million, or 12%, as card and processing expenses decreased $34 million, or 28%; marketing expenses decreased $11 million, or 28%; depreciation and amortization expenses decreased $11 million, or 34%; and employee compensation and benefit costs decreased $7 million, or 3%. • Income from continuing operations decreased $320 million, or 70%, as the prior year benefited from the BJ's gain on sale and related reserve release. • PPNR, a non-GAAP financial measure, decreased $236 million, or 32%, as the prior year benefited from the BJ's gain on sale. PPNR less gain on portfolio sale was down $6 million, or 1%. • The delinquency rate of 6.2% increased from 5.7% in the first quarter of 2023 and decreased 30 basis points sequentially. • The net loss rate of 8.5% increased from 7.0% in the first quarter of 2023 and increased 50 basis points sequentially. • CET1 of 12.6% increased from 11.8% in the first quarter of 2023. Contacts Investor Relations: Brian Vereb (brian.vereb@breadfinancial.com) Susan Haugen (susan.haugen@breadfinancial.com) Media Relations: Rachel Stultz (rachel.stultz@breadfinancial.com)

Bread Financial | April 25, 2024 5 Forward-looking statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, rising interest rates, unemployment levels and the increased probability of a recession, and the related impact on consumer payment rates, savings rates and other behavior; global political and public health events and conditions, including ongoing wars and military conflicts; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax liability, disputes or other adverse impacts arising out of or relating to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. and certain of its subsidiaries. In addition, the CFPB recently issued a final rule that, absent a successful legal challenge, will place significant limits on credit card late fees, which would have a significant impact on our business and results of operations for at least the short term and, depending on the effectiveness of the mitigating actions that we may take in response to the final rule, potentially over the long term; we cannot provide any assurance as to the effective date of the rule, the result of any pending or future challenges or other litigation relating to the rule, or our ability to mitigate or offset the impact of the rule on our business and results of operations. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise. Non-GAAP financial measures We prepare our audited Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pretax pre-provision earnings (PPNR) is calculated by increasing/decreasing Income from continuing operations before income taxes by the net provision/release in Provision for credit losses. PPNR less gain on portfolio sales then decreases PPNR by the gain on any portfolio sales in the period. We use PPNR and PPNR less gain on portfolio sales as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio. Tangible common equity over Tangible assets (TCE/TA) represents Total stockholders’ equity reduced by Goodwill and intangible assets, net, (TCE) divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to cover potential losses. Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share as a metric to estimate the Company’s potential value. We believe the use of these non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | April 25, 2024 6 Conference call / webcast information Bread Financial will host a conference call on Thursday, April 25, 2024, at 8:30 a.m. (Eastern Time) to discuss the company’s first quarter results. The conference call will be available via the internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software. The recorded webcast will also be available on the company’s website. About Bread Financial™ Bread Financial™ (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread Cashback™ American Express® Credit Card and Bread Savings™ products. Headquartered in Columbus, Ohio, Bread Financial is powered by its approximately 7,000 global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit breadfinancial.com or follow us on Facebook, LinkedIn, Twitter/X and Instagram.

Bread Financial | April 25, 2024 7 Three months ended March 31, 2024 2023 Interest income Interest and fees on loans $ 1,247 $ 1,289 Interest on cash and investment securities 53 46 Total interest income 1,300 1,335 Interest expense Interest on deposits 155 117 Interest on borrowings 93 101 Total interest expense 248 218 Net interest income 1,052 1,117 Non-interest income Interchange revenue, net of retailer share arrangements (92) (87) Gain on portfolio sale — 230 Other 31 29 Total non-interest income (61) 172 Total net interest and non-interest income 991 1,289 Provision for credit losses 321 107 Total net interest and non-interest income, after provision for credit losses 670 1,182 Non-interest expenses Employee compensation and benefits 213 220 Card and processing expenses 86 120 Information processing and communication 74 75 Marketing expenses 28 39 Depreciation and amortization 23 34 Other 58 56 Total non-interest expenses 482 544 Income from continuing operations before income taxes 188 638 Provision for income taxes 53 183 Income from continuing operations 135 455 (Loss) income from discontinued operations, net of income taxes (1) — Net income $ 134 $ 455 Basic income per share Income from continuing operations $ 2.74 $ 9.10 (Loss) income from discontinued operations $ (0.03) $ — Net income per share $ 2.71 $ 9.10 Diluted income per share Income from continuing operations $ 2.73 $ 9.08 (Loss) income from discontinued operations $ (0.03) $ — Net income per share $ 2.70 $ 9.08 Weighted average common shares outstanding Basic 49.5 50.0 Diluted 49.7 50.1 Pretax pre-provision earnings (PPNR)* $ 509 $ 745 Less: Gain on portfolio sale — (230) PPNR less gain on portfolio sale* $ 509 $ 515 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts) * PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures".

Bread Financial | April 25, 2024 8 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions) March 31, 2024 December 31, 2023 ASSETS Cash and cash equivalents $ 3,789 $ 3,590 Credit card and other loans Total credit card and other loans 18,185 19,333 Allowance for credit losses (2,255) (2,328) Credit card and other loans, net 15,930 17,005 Investments 258 253 Property and equipment, net 166 167 Goodwill and intangible assets, net 753 762 Other assets 1,403 1,364 Total assets $ 22,299 $ 23,141 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 6,984 $ 6,454 Wholesale and other 6,343 7,166 Total deposits 13,327 13,620 Debt issued by consolidated variable interest entities 3,358 3,898 Long-term and other debt 1,294 1,394 Other liabilities 1,288 1,311 Total liabilities 19,267 20,223 Total stockholders’ equity 3,032 2,918 Total liabilities and stockholders’ equity $ 22,299 $ 23,141 Shares of common stock outstanding 49.6 49.3

Bread Financial | April 25, 2024 9 Note: The unaudited Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations. BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) Three months ended March 31, 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 134 $ 455 Adjustments to reconcile net income to net cash provided by operating activities Provision for credit losses 321 107 Depreciation and amortization 23 34 Deferred income taxes (56) (19) Non-cash stock compensation 15 9 Amortization of deferred financing costs 6 7 Amortization of deferred origination costs 26 22 Gain on portfolio sale — (230) Change in other operating assets and liabilities Change in other assets (3) 81 Change in other liabilities (23) (77) Other 4 9 Net cash provided by operating activities 447 398 CASH FLOWS FROM INVESTING ACTIVITIES Change in credit card and other loans 746 735 Proceeds from sale of credit card loan portfolio — 2,502 Purchase of credit card loan portfolio — (81) Purchases of investments (12) (7) Maturities of investments 3 3 Other, including capital expenditures (17) (11) Net cash provided by investing activities 720 3,141 CASH FLOWS FROM FINANCING ACTIVITIES Unsecured borrowings under debt agreements 300 185 Repayments/maturities of unsecured borrowings under debt agreements (407) (210) Debt issued by consolidated variable interest entities 200 325 Repayments/maturities of debt issued by consolidated variable interest entities (740) (3,425) Net decrease in deposits (293) (689) Payment of deferred financing costs (4) — Dividends paid (11) (11) Repurchase of common stock (11) — Other (9) (9) Net cash used in financing activities (975) (3,834) Change in cash, cash equivalents and restricted cash 192 (295) Cash, cash equivalents and restricted cash at beginning of period 3,616 3,927 Cash, cash equivalents and restricted cash at end of period $ 3,808 $ 3,632

Bread Financial | April 25, 2024 10 BREAD FINANCIAL HOLDINGS, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In millions, except percentages) As of or for the three months ended March 31, 2024 2023 % Change Pretax pre-provision earnings: Income from continuing operations before income taxes $ 188 $ 638 (70) Provision for credit losses 321 107 nm Pretax pre-provision earnings (PPNR) $ 509 $ 745 (32) Less: Gain on portfolio sale — (230) nm PPNR less gain on portfolio sale $ 509 $ 515 (1) Tangible common equity (TCE) Total stockholders’ equity 3,032 2,716 12 Less: Goodwill and intangible assets, net (753) (790) (5) Tangible common equity (TCE) $ 2,279 $ 1,926 18 Tangible assets (TA) Total assets 22,299 21,970 1 Less: Goodwill and intangible assets, net (753) (790) (5) Tangible assets (TA) $ 21,546 $ 21,180 2

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the three months ended March 31,		
	2024	2023	% Change
Credit sales	$ 6,030	$ 7,373	(18)
Average credit card and other loans	$ 18,546	$ 19,405	(4)
End-of-period credit card and other loans	$ 18,185	$ 18,060	1
End-of-period direct-to-consumer deposits	$ 6,984	$ 5,630	24
Return on average assets(1)	2.4%	7.7%	(5)
Return on average equity(2)	17.5%	73.0%	(56)
Return on average tangible common equity(3)	23.1%	107.0%	(84)
Net interest margin(4)	18.7%	19.0%	—
Loan yield(5)	27.0%	26.6%	—
Efficiency ratio(6)	48.6%	42.2%	6
Double leverage ratio(7)	118.0%	158.6%	(41)
Common equity tier 1 capital ratio(8)	12.6%	11.8%	1
Total risk-weighted assets(9)	$ 19,344	$ 18,893	2
Tangible common equity / tangible assets ratio (TCE/TA)(10)	10.6%	9.1%	2
Tangible book value per common share(11)	$ 45.96	$ 38.44	20
Payment rate(12)	14.8%	15.6%	(1)
Delinquency rate(13)	6.2%	5.7%	1
Net loss rate(13)	8.5%	7.0%	2
Reserve rate	12.4%	12.3%	—

Note: Beginning in 2024, we revised the calculation of average balances to more closely align with industry practice by incorporating an average daily balance. Prior to 2024, average balances represent the average balance at the beginning and end of each month, averaged over the periods indicated.

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Return on average tangible common equity represents annualized Income from continuing operations divided by average Tangible common equity, which itself is defined below.
(4) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(5) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(6) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(7) Double leverage ratio represents Parent Company investment in subsidiaries divided by BFH consolidated equity.
(8) The Common equity tier 1 capital ratio represents common equity tier 1 capital divided by total risk-weighted assets.
(9) Total risk-weighted assets are generally measured by allocating assets, and specified off-balance sheet exposures, to various risk categories as defined by the Basel III standardized approach.
(10) Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. Tangible assets (TA) represents Total assets reduced by Goodwill and intangible assets, net. TCE/TA is a non-GAAP financial measure.
(11) Tangible book value per common share represents TCE divided by shares outstanding and is a non-GAAP financial measure.
(12) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month Credit card and other loans, including held for sale in applicable periods.
(13) Starting with 3Q22 through 2Q23, the Delinquency and Net loss rates were impacted by the transition of our credit card processing services in June 2022.

Bread Financial | April 25, 2024 11